Exhibit 99.1

Joint Filing Agreement

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other on behalf of each of them of such a statement on Schedule 13D (including amendments thereto) with respect to the Common Stock beneficially owned by each of them of Aileron Therapeutics, Inc. This Joint Filing Agreement shall be included as an Exhibit to such Schedule 13D.

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of the 5th day of July, 2017.

NOVARTIS BIOVENTURES LTD.

By:	/s/ Bartosz Dzikowski
Name:	Bartosz Dzikowski
Title:	Authorized Signatory

By:	/s/ Stephan Sandmeier
Name:	Stephan Sandmeier
Title:	Authorized Signatory

NOVARTIS AG

By:	/s/ Bartosz Dzikowski
Name:	Bartosz Dzikowski
Title:	Authorized Signatory

By:	/s/ Stephan Sandmeier
Name:	Stephan Sandmeier
Title:	Authorized Signatory